Exhibit 10.39

ADVANCE AUTO PARTS, INC.

2008 RESTRICTED STOCK AWARD AGREEMENT

Award Date	Number of Shares at Target Level	Vesting Date
November 17, 2008	#	November 17, 2011

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Award Date specified above granted to

[Executive’s name]

(“Participant”) an award (the “Award”) of that number of shares (the “Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), indicated above in the box labeled “Number of Shares,” subject to certain restrictions and on the terms and conditions contained in this Award Statement and the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1.	Your Rights with Respect to the Shares. You shall have all of the rights of a shareholder of the Common Stock on and after the Award Date and until the date on which the Shares vest and the restrictions with respect to the Shares lapse in accordance with Section 2 or 3 of this Award Statement, including the right to vote the time-vested Shares, as described below, and the right to receive dividends thereon, unless and until the Shares are forfeited pursuant to Section 3 or 6 of this Award Statement. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 2 or 3 of this Award Statement.

2.	Vesting. Subject to the terms and conditions of this Award, the Shares shall vest, and the restrictions with respect to the time vested Shares shall lapse over three years from the Award Date according to the dates identified in the following table if you remain continuously employed by the Company until the respective vesting date.

Number of Time-Vested Shares in Each Installment	Initial Exercise Date for Shares in Installment
#	November 17, 2009
#	November 17, 2010
#	November 17, 2011

3.	Stock Award Duration.

The Shares shall be divided into two portions for vesting:

(a)	Time-vested Shares: Seventy-five percent (75%) of the number of shares at target level will vest in equal annual installments on each November 17 over a consecutive three-year period, with the first installment vesting on November 17, 2009, until fully vested.

(b)

Performance Shares: Except in the case that your employment or other association is terminated or there is a Change in Control prior to March 1, 2012, as set forth below, the remaining twenty-five percent (25%) of the number of shares at target level will vest on March 1, 2012, following certification by the Committee of the performance of the Company based on the level of the Company’s net operating profit after taxes (“NOPAT”) less a charge for the Company’s weighted average cost of capital (“WACC”), in the aggregate for the 2009 through 2011 fiscal years. If the Company’s performance target is met for the three-year performance period, the remaining 25 percent (25%) of the shares will vest and become exercisable on March 1, 2012. If the Company’s performance meets the minimum specified performance threshold level but falls below the target level, a portion of the performance shares will vest on a pro rata basis. If the Company’s performance exceeds the target level, you may receive additional Shares up to a maximum of 150 percent (150%) of the target level award.

(c)	If, prior to vesting of the Shares pursuant to Section 2 or 3 of this Award Statement, your employment or other association with the Company and its Affiliates ends for any reason (voluntary or involuntary), then your rights to unvested Shares shall be immediately and irrevocably forfeited, except as follows:

(i)	If the termination of your employment or other association is on account of retirement, defined as termination of employment or other association upon the attainment of at least age 55 and at least 10 years of service, of which the last three must be consecutive years with the Company, then your rights with respect to the time-vested Shares will continue under this Award.

(ii)	If the termination of your employment is on account of death or Disability, as defined in your employment agreement, then any previously unvested time-vested Shares will vest immediately.

(iii)	If your employment or other association is terminated prior to March 1, 2012 on account of your or retirement, death, or Disability, your performance Shares will vest on March 1, 2012 on a pro-rata basis for the time that you were employed during the performance period, provided that the pro rata amount of performance Shares that will vest on March 1, 2012, will be no fewer than the total shares at target level less the previously vested portion of the time-vested Shares.

(iv)	If your employment or other association is terminated prior to March 1, 2012 by you for Good Reason, or by the Company other than for Cause, as those terms are defined in your employment agreement, your performance Shares will vest immediately as of the date of the termination of your employment or other association at the target level and in the same ratio as your the time-vested Shares. For example, if you had completed two years of employment following the date of grant, two thirds of your time-vested awards would be vested, and two thirds of your performance SARs at target level will also vest.

(v)	Upon Change in Control, as defined in the Plan, any remaining previously unvested time-vested Shares will immediately vest. Your performance Shares will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event, provided that the pro rata amount of performance Shares that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards.

(vi)	If the termination of your employment or other association is for cause, as determined in good faith by the Committee, and as defined in your employment agreement, the date your employment ends.

Notwithstanding any contrary provision of this Award, the Company may cancel this Award at any time on ninety (90) days prior notice to you in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Compensation Committee of the Board of Directors (the “Committee”) in its sole discretion for Cause as defined in your employment agreement.

4.	Transfer of Award. Until the Shares vest pursuant to Section 2 or 3 of this Award Statement, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer unvested Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Shares upon your death.

5.	Issuing Shares. Effective as of the Award Date, the Company shall cause the Shares to be issued in book-entry form, registered in the Participant’s name. The Shares shall be subject to an appropriate stop-transfer order. After any of the Shares vest pursuant to Section 2 or 3 of this Award Statement and following payment of the applicable withholding taxes pursuant to Section 7 below, the Company promptly shall cause the stop-transfer order to be removed with respect to such vested Shares.

6.	Share Adjustments.

(a)	In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stocks would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Shares), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of Shares you would have received; provided , however , that the number of shares covered by the Award shall always be a whole number. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share.

(b)	Any additional shares of Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares and shall be promptly deposited with the Company or a custodian designated by the Company.

(c)	Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed at the time cash dividends or other cash distributions are generally distributed to stockholders of the Company, net of any applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility.

7.	Income Tax Matters.

(a)	The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the Shares or upon your sale or other disposition of the Shares. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting.

(b)	In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, you may elect to satisfy required federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by (i) delivering cash or equivalent payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by you having a Fair Market Value equal to the amount of such taxes. Any shares already owned by you referred to in the preceding sentence must have been owned by you for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option, stock appreciation right, or upon the vesting of restricted stock. Your tax payment election choice must be made on or before the date that the amount of tax to be withheld is determined.

1.	Miscellaneous.

(a)	This Award does not confer on you any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)	Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c)	The Company shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d)	An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e)	This Award is intended to be consistent with your employment agreement with the Company in effect on the date first written above. To the extent that any provision of this Award Agreement is inconsistent with the terms of your employment agreement with the Company in effect on the date first written above, the provisions of this Award Agreement shall control with respect to this Award.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:

Accepted:	Participant